Exhibit (h-14)
FORM OF AMENDMENT TO SUBADMINISTRATION AGREEMENT
     AMENDMENT made as of the ___ day of November 2009, among Pacific Capital Funds, a Massachusetts business trust (the “Trust”), Bank of Hawaii, a Hawaii banking corporation (the “Bank”), and Citi Fund Services Ohio, Inc. (formerly known as BISYS Fund Services Ohio, Inc.), an Ohio corporation (“Citi”), to the Subadministration Agreement among the Trust, the Bank and Citi dated July 1, 2006 (as amended and in effect on the date hereof, the “Agreement”).
     WHEREAS, the parties wish to change the termination provisions of the Agreement;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend the Agreement as follows:
     1. Termination.
     Notwithstanding anything in the Agreement to the contrary, the Agreement shall continue in effect until terminated as follows: any party may terminate the Agreement at any time upon the provision of thirty days’ prior written notice to the other parties.
     2. Representations and Warranties.
     (a) The Trust represents that (i) it has full power and authority to enter into and perform this Amendment, (ii) this Amendment, has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) the Board has approved this Amendment.
     (b) Citi and the Bank each represent that it has full power and authority to enter into and perform this Amendment.
     3. Miscellaneous.
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
     (e) This Amendment has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust. The obligations of this Amendment shall only be binding upon the assets and property of the Trust and shall not be binding upon any Board member, officer or shareholder of the Trust individually.
          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PACIFIC CAPITAL FUNDS

By:

Name:

Title:

Date:

BANK OF HAWAII

By:

Name:

Title:

Date:

CITI FUND SERVICES OHIO, INC.

By:

Name:

Title:

Date: